EXHIBIT 99.1

 Sovran Self Storage Reports First Quarter Results: Revenues Increase
               22%; Portfolio Expands by 12 Facilities


    BUFFALO, N.Y.--(BUSINESS WIRE)--May 2, 2007--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended March 31, 2007.

    Net income available to common shareholders for the first quarter of 2007 was $8.9 million or $.44 per diluted share. Net income available to common shareholders for the same period in 2006 was $8.0 million or $.45 per diluted share. Funds from operations per share for the quarter increased 18.7% to $15.8 million or $.77 per fully diluted common share compared to $.75 per fully diluted share for the quarter ended March 31, 2006. Strong rental rate growth was offset by higher operating costs and the impact of delays in acquiring properties.

    As previously announced, the Company acquired twelve self-storage facilities during the quarter for a total cost of $42.6 million.

    David Rogers, the Company's Chief Financial Officer, said, "We had a slow January and February with regard to both rentals and acquisitions, but we recovered on both fronts in March. We're seeing increased customer traffic and leasing activity this spring, and we're optimistic about the coming busy season."

    OPERATIONS:

    Total Company net operating income for the first quarter grew 18.3% compared with the same quarter in 2006 to $27.8 million. This growth was the result of improved operating performance and the income generated by the 42 stores acquired in 2006. Overall average occupancy for the quarter was 83.0% and average rent per square foot for the portfolio was $10.23.

    Revenues at the 285 stores owned and/or managed for the entire quarter in both years increased 3.5% over the first quarter of 2006, the result of a 4.6% increase in rental rates (offset by a 210 basis point decrease in average occupancy) and a 6.2% increase in other income. Same store operating expenses rose 7.5% primarily as a result of an increase in insurance premiums, snow removal costs and utilities. As a result, same store net operating income improved by 1.2% over the first quarter of 2006. General and administrative costs increased by $120,000.

    Strong performance was shown at the Company's Texas and North and South Carolina stores, and the Atlanta and Virginia markets have shown continued improvement. Stores in Florida, Michigan and Ohio have experienced slower than expected growth during the quarter.

    ACQUISITIONS:

    During the quarter, the Company acquired twelve stores totaling 866,000 sq. ft. at a total cost of $42.6 million. The stores are located in markets where the Company already has an operating presence: nine in Western New York where the Company is headquartered, two in Houston and one in Mississippi.

    CAPITAL TRANSACTIONS:

    Near the end of the quarter, the Company deployed the balance of the cash remaining from its November common stock offering. $40 million was used to fund the purchase of the above mentioned properties.

    During the quarter, the Company issued 73,249 shares through its Dividend Reinvestment Program, Direct Stock Purchase Plan and Employee Option Plan. A total of $3.9 million was received, and was used to fund capital improvements and part of the above mentioned acquisitions.

    The Company's Board of Directors authorized the repurchase of up to two million shares of the Company's common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company's stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended March 31, 2007.

    YEAR 2007 EARNINGS GUIDANCE:

    The Company expects conditions in most of its markets to remain stable, and estimates growth in net operating income on a same store basis to be between 4.0% and 4.5%.

    As previously announced, the Company has implemented a program that will add 450,000 to 600,000 square feet of rentable space at existing stores and convert up to an additional 250,000 to 300,000 square feet to premium (climate and humidity controlled) spaces over the next two years. The projected cost of these revenue enhancing improvements is estimated at between $45 and $50 million. $19 million was expended in 2006 on such improvements and up to $25 million is expected in 2007. $5.4 million was expended during the three months ended March 31, 2007.

    As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing 2007 guidance, the Company is forecasting accretive acquisitions of $125 million, opportunistic acquisitions of $20 million and no sales of existing facilities.

    Funding of the acquisitions and the above mentioned revenue enhancing and refurbishing improvements will be provided primarily from borrowings on the Company's line of credit, term note borrowings, issuance of common shares in the Company's Dividend Reinvestment
Program and Stock Purchase Programs, and issuance of common or preferred stock.

    General and administrative costs are expected to increase as the Company adds properties and enters new markets.

    At March 31, 2007, all of the Company's debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will initially be pursuant to the Company's Line of Credit agreement at a floating rate of LIBOR plus 0.9%.

    Management expects funds from operations for 2007 to be between $3.40 and $3.44 per share. Funds from operations for the second quarter of 2007 are projected at between $.83 and $.85 per share.

    FORWARD LOOKING STATEMENTS:

    When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in
Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's ability to form joint ventures and sell existing properties to those joint ventures; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the regional concentration of the Company's business may subject it to economic downturns in the states of Florida and Texas; the Company's ability to effectively compete in the industries in which it does business; the Company's ability to successfully extend its truck leasing program and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

    CONFERENCE CALL:

    Sovran Self Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Daylight Time on Thursday, May 3, 2007. Anyone wishing to listen to the call may access the webcast via the Investment portion of Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.

    Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 339 self-storage facilities in 22 states under the name "Uncle Bob's Self Storage"(R). For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company's Web site.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

                                             March 31,    December 31,
(dollars in thousands)                         2007          2006
------------------------------------------- ------------ -------------
Assets
  Investment in storage facilities:
     Land                                  $    217,762  $    208,644
     Building, equipment and construction
      in progress                               977,229       935,260
                                           ------------- -------------
                                              1,194,991     1,143,904
     Less: accumulated depreciation            (162,855)     (155,843)
                                           ------------- -------------
  Investment in storage facilities, net       1,032,136       988,061
  Cash and cash equivalents                       7,314        47,730
  Accounts receivable                             1,852         2,166
  Receivable from related parties                    27            37
  Prepaid expenses                                4,986         5,336
  Fair value of interest rate swap
   agreements                                     1,649         2,274
  Other assets                                    6,013         7,606
                                           ------------- -------------
     Total Assets                          $  1,053,977  $  1,053,210
                                           ============= =============

Liabilities
  Line of credit                           $          -  $          -
  Term notes                                    350,000       350,000
  Accounts payable and accrued liabilities       16,033        15,358
  Deferred revenue                                6,068         5,292
  Accrued dividends                              12,737        12,675
  Mortgages payable                             111,640       112,027
                                           ------------- -------------
     Total Liabilities                          496,478       495,352

  Minority interest - Operating Partnership      10,000        10,164
  Minority interest - consolidated joint
   ventures                                      16,783        16,783

Shareholders' Equity
  8.375% Series C Convertible Cumulative
   Preferred Stock                               26,613        26,613
  Common stock                                      217           216
  Additional paid-in capital                    616,943       612,738
  Dividends in excess of net income             (87,437)      (83,609)
  Accumulated other comprehensive income          1,555         2,128
  Treasury stock at cost                        (27,175)      (27,175)
                                           ------------- -------------
     Total Shareholders' Equity                 530,716       530,911
                                           ------------- -------------

  Total Liabilities and Shareholders'
   Equity                                  $  1,053,977  $  1,053,210
                                           ============= =============


CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
                                             January 1,    January 1,
                                                2007          2006
                                                 to            to
                                             March 31,     March 31,
(dollars in thousands, except share data)       2007          2006
                                           ------------- -------------

Revenues
  Rental income                            $     43,265  $     35,483
  Other operating income                          1,335         1,174
                                           ------------- -------------
     Total operating revenues                    44,600        36,657

Expenses
  Property operations and maintenance            12,411         9,648
  Real estate taxes                               4,390         3,501
  General and administrative                      3,555         3,438
  Depreciation and amortization                   7,026         5,622
                                           ------------- -------------
     Total operating expenses                    27,382        22,209
                                           ------------- -------------

Income from operations                           17,218        14,448

Other income (expense)
  Interest expense                               (7,599)       (5,700)
  Interest income                                   528           150
  Minority interest - Operating Partnership        (199)         (235)
  Minority interest - consolidated joint
   ventures                                        (462)         (143)
  Equity in income of joint ventures                 51            75
                                           ------------- -------------

Net Income                                        9,537         8,595
Preferred stock dividends                          (628)         (628)
                                           ------------- -------------
Net income available to common shareholders$      8,909  $      7,967
                                           ============= =============

    Earnings per common share - basic      $       0.44  $       0.45
                                           ============= =============

    Earnings per common share - diluted    $       0.44  $       0.45
                                           ============= =============

Common shares used in basic earnings per
 share calculation                           20,413,257    17,543,154

Common shares used in diluted earnings per
 share calculation                           20,479,656    17,612,478

Dividends declared per common share        $     0.6200  $     0.6150
                                           ============= =============


COMPUTATION OF FUNDS FROM OPERATIONS (FFO)
 (1) - (unaudited)

                                             January 1,    January 1,
                                                2007          2006
                                                 to            to
(dollars in thousands, except share data)    March 31,     March 31,
                                                2007          2006
                                           ------------- -------------

Net income                                 $      9,537  $      8,595
Minority interest in income                         661           378
Depreciation of real estate and
 amortization of intangible assets
 exclusive of deferred financing fees             7,026         5,622
Depreciation and amortization from
 unconsolidated joint ventures                       14           121
Preferred dividends                                (628)         (628)
Funds from operations allocable to minority
 interest in Operating Partnership                 (330)         (365)
Funds from operations allocable to minority
 interest in consolidated joint ventures           (462)         (399)
                                           ------------- -------------
Funds from operations available to common
 shareholders                                    15,818        13,324
FFO per share - diluted (a)                $       0.77  $       0.75

Common shares - diluted                      20,479,656    17,612,478
Common shares if Series C Preferred Stock
 is converted                                   920,244       920,244
                                           ------------- -------------
Total shares used in FFO per share
 calculation (a)                             21,399,900    18,532,722


(1) We believe that Funds from Operations ("FFO") provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real
 Estate Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other
 REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(a) The Series C Convertible Preferred Shares are convertible into 920,244 common shares. These shares have been added to the diluted shares outstanding to calculate the FFO per share in 2007 and 2006.


QUARTERLY SAME STORE DATA (2)         January 1, January 1,
                                         2007       2006
                                          to         to
(dollars in thousands)                March 31,  March 31,  Percentage
                                         2007       2006      Change
                                      ---------- ---------------------

Revenues:
  Rental income                       $  37,894  $  36,653        3.4%
  Other operating income                  1,207      1,137        6.2%
                                      ---------- ---------- ----------
     Total operating revenues            39,101     37,790        3.5%

Expenses:
  Property operations, maintenance,
   and real estate taxes                 14,467     13,460        7.5%
                                      ---------- ---------- ----------

Operating income                      $  24,634  $  24,330        1.2%

(2) Includes the 285 stores owned and/or managed by the Company for the entire periods presented.


OTHER DATA                            Same Store (2)     All Stores
                                     ----------------  ---------------
                                      2007      2006    2007    2006
                                     -------  -------  ------- -------

Weighted average quarterly occupancy   83.2%    85.3%    83.0%   85.3%

Occupancy at March 31                  83.4%    85.5%    83.2%   85.4%

Rent per occupied square foot        $10.32    $9.87   $10.23  $10.00


Investment in Storage Facilities:
---------------------------------
The following summarizes activity in storage facilities during the three months ended March 31, 2007:


Beginning balance                        $           1,143,904
  Property acquisitions                                 42,573
  Improvements and equipment additions:
      Dri-guard / climate control
       installations                                       569
      Expansions                                         3,670
      Roofing, paving, painting, and
       equipment:
          Stabilized stores                              2,377
          Recently acquired and joint
           venture stores                                  504
      Rental trucks                                        236
  Increase in construction in progress                   1,180
  Dispositions                                             (22)
                                         ----------------------
Storage facilities at cost at period end $           1,194,991
                                         ======================


                                        March 31, 2007  March 31, 2006
                                        --------------- --------------

Common shares outstanding at March 31       20,544,203     17,674,724
Operating Partnership Units outstanding
 at March 31                                   427,335        477,802


    CONTACT: Sovran Self Storage, Inc.
             David Rogers, CFO
             or Diane Piegza, VP Corporate Communications
             716-633-1850